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                                                                     EXHIBIT 2.D

                             Summary Translation of
                            Articles of Incorporation
                                GRAPH-O-LOGIC SA
                                 (the "Company")

The Articles relate to the following subjects:
Title I           NAME OF THE COMPANY/HEADQUARTERS/GOALS/LIFETIME
Title II          SHARE CAPITAL
Title III         GENERAL ASSEMBLY
Title IV          COUNSEL OF DIRECTORS
Title V           AUDITORS
Title VI          ANNUAL ACCOUNTS/RESERVES/DIVIDENDS
Title VII         DISSOLUTION AND LIQUIDATION OF COMPANY
Title VIII        PUBLICATION / JURISDICTION

The Company was constituted on February 14, 1995 as a joint-stock company under Articles 620 to 761 of the Swiss Law of General Obligations with headquarters in Geneva, Switzerland with the following objects:

      o     purchase and sale of hardware and software,

      o     development and distribution of software,

      o     engineering and development relating to the foregoing,

      o participation in other companies of any kind except in Swiss real estate companies.

      o     management tasks relating to the foregoing

The Company is authorized to effect any commercial or financial transactions relating directly or indirectly to the any of the objects.

The life of the company is indefinite.

Share capital of the Company is CH 100'000, divided in 100 shares of CH 1,000 each.

The share capital is fully paid-up.

Shares issued to the bearer.

Some extracts of the different titles of importance:

Title III GENERAL ASSEMBLY

(aka General Meeting of Shareholders) can adopt and modify the articles elect and discharge the members of the counsel of directors and the auditors; approve the annual accounts; decide about the distribution of profit;

The General Assembly is to take place within 6 months after closing of annual accounts.

10% of shareholders can ask for General Assembly.

The president of the counsel of directors acts as chairman of the General Assembly.

Title IV COUNSEL OF DIRECTORS

May have one or more members, a majority of whom must be Swiss nationals.

If one only one member, he must be a Swiss national and a Swiss resident.

Members are elected for one year, indefinitely re-eligible.

Tasks: Management of company and issuing of necessary instructions; Fixing of organisation of company; fixing of basis for book-keeping, financial control, business-plan; name and withdraw members of management; issue of annual accounts and reporting to GA; to inform the justice in case of debts in excess.

Title V AUDITORS

Elected for one year, re-eligible. The auditors must be qualified and independent from the company.

Title VI ANNUAL ACCOUNTS, GENERAL

Fiscal year starts 1st January and ends 31st of December. 5% of annual profit must be allocated to the general reserve until such time as the reserve reaches 20% of share capital. In case of payment of dividend of 5% or more, 10% of distribution must be paid in to the general reserve in addition to the 5% profit allocation. Withholding tax of 35% to be paid on dividends.